EXHIBIT 10.68

(Operation Number 36371)

SUPPLEMENTAL AGREEMENT
relating to the
LOAN AGREEMENT DATED 21 JULY, 2006
(as amended by an Amendatory Letter Agreement dated 16 November, 2006)

between

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

and

EUROPEAN BANK
FOR RECONSTRUCTION AND DEVELOPMENT

Dated August 22, 2007

SUPPLEMENTAL LOAN AGREEMENT

SUPPLEMENTAL LOAN AGREEMENT (this “Supplemental Agreement”) dated August 22, 2007 between CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. a company incorporated and existing under the laws of Bermuda (the "Borrower"), and the EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT, an international organisation formed by treaty ("EBRD").

WHEREAS:

(A)    This Supplemental Agreement is supplemental to a Loan Agreement dated 21 July, 2006, as amended by an Amendatory Letter Agreement dated 16 November, 2006 (together the "Original Loan Agreement") made between the Borrower and EBRD, whereby EBRD agreed to lend to the Borrower a maximum aggregate principal amount not to exceed €100,000,000 consisting of:

(1)	the A Loan in an amount not to exceed €50,000,000; and

(2)	the B Loan in an amount not to exceed €50,000,000.

(B)      By a loan agreement dated on or about the date hereof (the “New Loan Agreement”) between the Borrower and EBRD, EBRD has agreed to lend to the Borrower a maximum aggregate additional principal amount of €50,000,000, consisting of:

(1)	the A Loan (as defined thereunder) in an amount not to exceed €25,000,000; and

(2)	the B Loan (as defined thereunder) in an amount not to exceed €25,000,000.

(C)      The Parties have agreed to amend the Original Loan Agreement.

NOW IT IS HEREBY AGREED as follows:

ARTICLE I – INTERPRETATION

Section 1.01.      Definitions

   Terms defined in the Original Loan Agreement shall, unless otherwise defined or the context otherwise requires, have the same meanings in this Supplemental Agreement.

Section 1.02.      Interpretation

(a)       In this Supplemental Agreement, the headings are inserted for convenience of reference only and shall not affect the interpretation of this Supplemental Agreement.

(b)    Subject to the provisions contained herein, the Original Loan Agreement shall remain in full force and effect and this Supplemental Agreement and the Original Loan Agreement shall be read and construed as one document and any reference therein to "herein", "hereunder", the "Loan Agreement", "this Agreement" and similar expressions shall be read and construed as a reference to the Original Loan Agreement as amended by this Supplemental Agreement and references in the Original Loan Agreement to representations or to other provisions contained in the Original Loan Agreement shall be read and construed as including references to representations and other provisions contained in this Supplemental Agreement.

(c)    This Supplemental Agreement constitutes a Financing Agreement.

ARTICLE II – AMENDMENTS TO ORIGINAL LOAN AGREEMENT

Section 2.01.      Amendments to Original Loan Agreement

It is hereby agreed that with effect on and from the date hereof the Original Loan Agreement is amended as follows:

(1)	In Section 1.01, the definition of "Margin" shall be substituted the following definition:

                     " “Margin” means 1.625% per annum.";

(2)
Sections 3.04(a)(2) and (3) shall be amended to the effect that, on and from the date hereof until the Final Maturity Date, the Borrower shall pay to EBRD a commitment charge at the rate of 0.8125% per annum on so much of the A Loan as has not, from time to time, been disbursed to the Borrower or cancelled and 0.8125% per annum on so much of the B Loan as has not, from time to time, been disbursed to the Borrower or cancelled.

(3) (a)	In Section 1.01, the following definitions shall be amended to read in identical terms to the same definitions in Section 1.01 of the New Loan Agreement:

(i)	“Available Amount”;
(ii)	“Interest Payment Date”; and
(iii)	“Interest Period”.

(b)	In Section 1.01, the following new definitions shall be inserted in the correct alphabetical ordering to read in identical terms to the same definitions in Section 1.01 of the New Loan Agreement:

(i)	“Quarterly Date”; and
(ii)	“Reduction Date”.

(c)	A new Section 3.05(b) shall be inserted (with consequential renumbering) to read in identical terms to Section 3.05(b) of the New Loan Agreement.

(d)	The following Sections and Exhibit shall be amended to read in identical terms to the same Sections and Exhibit in the New Loan Agreement:

(i)	Section 3.07;
(ii)	Section 3.13(c);
(iv)	Section 3.14;
(v)	Section 4.02(g);
(vi)	Sections 7.01(a), (b) and (f);
(vii)	Section 8.02(b) (with consequential renumbering); and
(viii)	Exhibit A.

(4)	In Section 3.04(a) and (c), each reference to “Interest Payment Date” shall be amended to read “Quarterly Date”.

(5)	The table in Schedule 1 shall be substituted with the following table:

Period	Commitment
Facility Agreement date to 10 May 2009	€100,000,000
11 May 2009 to 10 November 2009	€85,000,000
11 November 2009 to 10 May 2010	€70,000,000
11 May 2010 to 10 November 2010	€55,000,000
11 November 2010 to 10 May 2011	€40,000,000

ARTICLE III – FEES, COSTS AND EXPENSES

Section 3.01.     Fees

(a)         The Borrower shall pay to EBRD an amendment fee of 0.05% of the Loan.  Such amendment fee shall be due and payable not later than the first Disbursement under the New Loan Agreement or seven Business Days after the date of this Supplemental Agreement, whichever is earlier.

(b)    The charges, commissions and fees referred to in this Supplemental Agreement are exclusive of any Tax which might be chargeable in connection therewith.  If any Tax becomes chargeable, the Borrower shall pay such Tax to EBRD at the same time as such charge, commission or fee becomes due and payable.  For the avoidance of doubt, this Section 3.01(b) shall not apply with respect to any Tax assessed on EBRD by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by EBRD.

Section 3.02.	Costs and expenses

Section 3.01 shall be without prejudice to the provisions of Section 5.13(b)(3) of the Original Loan Agreement which shall apply in relation to this Supplemental Agreement and the amendments herein to the Original Loan Agreement.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties

         The Borrower hereby represents and warrants as at the date hereof in the terms of the representations and warranties contained in Section 2 of the Original Loan Agreement (other than any representation or warranty thereunder which specifies such representation or warranty is provided thereunder “as of the date of this Agreement”), with reference to the facts and circumstances subsisting as at the date hereof and taking into account this Supplemental Agreement and the amendments made by this Supplemental Agreement.

ARTICLE V - MISCELLANEOUS

Section 5.01.	Continuation

(a)    Except where inconsistent with the provisions of this Supplemental Agreement, the Original Loan Agreement is hereby confirmed and shall remain in full force and effect.

(b)    Save to the extent specifically referred to in this Supplemental Agreement, nothing contained in this Supplemental Agreement shall be construed as a waiver, variation or amendment of the provisions of the Original Loan Agreement.

Section 5.02.	Governing Law

 This Supplemental Agreement shall be governed by and construed in accordance with English law.

Section 5.03.	Arbitration and Jurisdiction

(a)       Any dispute, controversy or claim arising out of or relating to this Supplemental Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force.  There shall be one arbitrator and the appointing authority shall be LCIA.  The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings.  The parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England.  The arbitral tribunal shall not be authorised to take or provide, and the Borrower agrees that it shall not seek from any judicial authority, any interim measures of protection or pre-award relief against EBRD, any provisions of the UNCITRAL Arbitration Rules notwithstanding.  The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by EBRD (but no other party) insofar as such dispute arises out of any Financing Agreement, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings.  In any arbitral proceeding, the certificate of EBRD as to any amount due to EBRD under any Financing Agreement shall be prima facie evidence of such amount unless the findings in such certificate involve manifest error.

(b)       Notwithstanding Section 5.03(a), this Supplemental Agreement and the other Financing Agreements, and any rights of EBRD arising out of or relating to this Supplemental Agreement or any other Financing Agreement, may, at the option of EBRD, be enforced by EBRD in the courts of Bermuda or England or in any other courts having jurisdiction.  For the benefit of EBRD, the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this Supplemental Agreement or any other Financing Agreement, or the breach, termination or invalidity hereof or thereof.  The Borrower hereby irrevocably designates, appoints and empowers CME Development Corp. at its registered office (being, on the date hereof, at Aldwych House, 81 Aldwych, London WC2B 4HN, England) to act as its authorised agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by EBRD in respect of any Financing Agreement.  The Borrower hereby irrevocably consents to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein.  The Borrower covenants and agrees that, so long as it has any obligations under this Supplemental Agreement, it shall maintain a duly appointed agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by EBRD in respect of any Financing Agreement and shall keep EBRD advised of the identity and location of such agent.  Nothing herein shall affect the right of EBRD to commence legal actions or proceedings against the Borrower in any manner authorised by the laws of any relevant jurisdiction.  The commencement by EBRD of legal actions or proceedings in one or more jurisdictions shall not preclude EBRD from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not.  The Borrower irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim it may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

(c)      The Borrower agrees to the provisions of this Section 5.03 solely because the counterparty to this Supplemental Agreement as at the date hereof is EBRD.

Section 5.04.	Privileges and Immunities of EBRD

Nothing in this Supplemental Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of EBRD accorded under the Agreement Establishing the European Bank for Reconstruction and Development, international convention or any applicable law.

Section 5.05.	Counterparts

   This Supplemental Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorised representatives, have caused this Supplemental Agreement to be signed in their respective names as of the date first above written.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:	/s/ Wallace Macmillan
	Name:	Wallace Macmillan
	Title:	Chief Financial Officer

EUROPEAN BANK
FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Chris Taubman
	Name:	Chris Taubman
	Title:	Senior Banker